Exhibit 99.1

Array BioPharma Reports Financial Results For The First Quarter Of Fiscal 2017

- COLUMBUS / BRAF-mutant melanoma met primary endpoint and study results will be presented at Society for Melanoma Research (SMR) Congress on November 9, 2016 -

- NEMO / NRAS-mutant melanoma New Drug Application (NDA) accepted for filing by U.S. Food and Drug Administration (FDA) and Marketing Authorization Application (MAA) validated for review by European Medicines Agency (EMA) -

- BEACON CRC global Phase 3 trial advancing in BRAF-mutant colorectal cancer -

- Phase 1/2 immuno-oncology trial of CSF-1R inhibitor, ARRY-382, advancing in combination with PD-1 inhibitor, pembrolizumab, in solid tumors -

- Cash, Cash Equivalents and Marketable Securities as of October 3, 2016 were $241 million -

BOULDER, Colo., Nov. 1, 2016 /PRNewswire/ -- Array BioPharma Inc. (Nasdaq: ARRY), a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule cancer therapies, today reported results for its first quarter of fiscal 2017 and provided an update on the progress of its key clinical development programs.

"We were pleased to report that COLUMBUS met its primary endpoint and demonstrated a robust PFS benefit associated with the combination of binimetinib plus encorafenib versus vemurafenib in patients with BRAF-mutant melanoma," said Ron Squarer, Chief Executive Officer of Array BioPharma. "We look forward to sharing results at SMR, partnering with global regulatory authorities on planned 2017 submissions for COLUMBUS and preparing for potential commercialization."

KEY COMPANY AND PIPELINE UPDATES
Binimetinib (MEK162) and encorafenib (LGX818)
Novartis continues to substantially fund all ongoing trials with binimetinib and encorafenib that were active or planned as of the close of the Novartis Agreements in 2015, including the NEMO and COLUMBUS Phase 3 trials. Reimbursement revenue from Novartis was approximately $129.0 million for the previous 12 months, of which $31.3 million was recorded over the past quarter.

COLUMBUS: Global Phase 3 trial of binimetinib plus encorafenib versus vemurafenib in BRAF-mutant melanoma patients
In September 2016, Array announced top-line results from Part 1 of the Phase 3 COLUMBUS study evaluating LGX818 (encorafenib), a BRAF inhibitor, and MEK162 (binimetinib), a MEK inhibitor, in patients with BRAF-mutant advanced, unresectable or metastatic melanoma. The study met its primary endpoint, with the combination of encorafenib and binimetinib ("combination") significantly improving progression free survival (PFS) compared with vemurafenib, a BRAF inhibitor, alone. In the analysis of the primary endpoint, the median PFS for patients treated with the combination was 14.9 months versus 7.3 months for patients treated with vemurafenib; Hazard ratio (HR) 0.54, (95% CI 0.41-0.71, p<0.001). The combination was generally well-tolerated and reported adverse events were overall consistent with previous clinical trial results of the combination in BRAF-mutant melanoma patients. Analysis of a secondary endpoint comparing the median PFS of patients treated with the combination to patients treated with encorafenib alone showed 14.9 months versus 9.6 months, respectively; HR 0.75, (95% CI 0.56-1.00, p=0.051), which did not reach statistical significance. A complete analysis of these results will be provided to global regulatory authorities as part of planned submissions in 2017. In addition, data from Part 2 of the COLUMBUS trial are anticipated in mid-2017 and will also be provided to global health authorities as part of planned regulatory submissions seeking approval of these product candidates.

Further results from Part 1 of the COLUMBUS trial will be presented at the Society for Melanoma Research Congress on November 9, 2016. Analysis of the secondary endpoint of overall survival (OS) was not planned as part of these initial results. Binimetinib and encorafenib are investigational medicines and are not currently approved in any country.

Melanoma is the fifth most common cancer among men and the seventh most common cancer among women in the United States, with more than 76,000 new cases and over 10,000 deaths from the disease expected in 2016. Novel therapies that target the RAS/RAF/MEK/ERK pathway have a strong scientific rationale for activity in this disease, as up to 50 percent of patients with metastatic melanoma have activating BRAF mutations, the most common gene mutation in this patient population. Current marketed MEK/BRAF combination agents have a run rate forecasted to approach $1 billion in annual worldwide sales.

NEMO: Global Phase 3 trial of binimetinib versus dacarbazine in NRAS-mutant melanoma patients
In September 2016, Array announced that the FDA has accepted its NDA for binimetinib in NRAS-mutant melanoma with a target action date under the Prescription Drug User Fee Act (PDUFA) of June 30, 2017. Also, the binimetinib Marketing Authorization Application (MAA) submitted by Pierre Fabre was validated and is currently under evaluation by the Committee for Medicinal Products for Human Use (CHMP). The FDA indicated that it plans to hold an advisory committee meeting (ODAC) in the first half of 2017 as part of the review process.

Activating NRAS mutations are present in up to 20 percent of patients with metastatic melanoma, and are a poor prognostic indicator for these patients. Treatment options for this population remain limited beyond immunotherapy, and these patients face poor clinical outcomes and high mortality.

BEACON CRC: Global Phase 3 trial of binimetinib, encorafenib and Erbitux® (cetuximab) versus Erbitux in BRAF-mutant colorectal cancer (CRC) patients
Array is advancing BEACON CRC, a global Phase 3 trial of encorafenib and Erbitux® (cetuximab), with or without binimetinib, versus standard of care in patients with BRAF-mutant CRC who have previously received first-or second-line systemic therapy. In September 2016, Array announced that it has reached agreement with the FDA regarding a Special Protocol Assessment (SPA) related to BEACON CRC. The SPA acknowledges that the design and planned analysis of BEACON CRC adequately address the objectives necessary to support a regulatory submission for the approval of the doublet regimen of encorafenib and Erbitux®. The FDA also communicated that sharing evidence from the study that the triplet regimen (encorafenib, Erbitux and binimetinib) both met its primary endpoint (Overall Survival) as compared to the control arm, and demonstrated a clinically meaningful benefit as compared to the doublet regimen, would provide support for approval of the triplet regimen and that determination regarding approval of the triplet regimen will consider the totality of the data. Array expects to have data from the safety lead-in portion of the study in 2017.

BEACON CRC was initiated based on results from a Phase 2 study of the combination of encorafenib and cetuximab, with or without alpelisib, a selective PI3K alpha inhibitor, in patients with advanced BRAF-mutant CRC, which were presented at the 2016 ASCO meeting. Data from this study suggest that mOS for these patients may exceed one year, which is more than double several historical published benchmarks for this population.

Colorectal cancer is the third most common cancer among men and women in the United States, with more than 134,000 new cases and nearly 50,000 deaths from the disease projected in 2016. In the United States, BRAF mutations occur in 8 to 15 percent of patients with colorectal cancer and represent a poor prognosis for these patients.

ARRY-382
Phase 1/2 dose escalation study advancing with ARRY-382, a colony-stimulating factor-1 receptor (CSF-1R) inhibitor, in combination with pembrolizumab, a PD-1 antibody, for the treatment of patients with advanced solid tumors

Array is advancing a Phase 1/2 dose escalation immuno-oncology trial of ARRY-382 in combination with pembrolizumab (Keytruda®), a Programmed Cell Death Receptor 1 (PD-1) antibody, in patients with advanced solid tumors. ARRY-382 is a wholly-owned, highly selective and potent, small molecule inhibitor of CSF-1R kinase activity.

The study will enroll up to 18 patients with selected advanced solid tumors to determine the maximum tolerated dose and/or recommended Phase 2 dose of the combination. In addition, the safety profile, pharmacodynamic effects, and preliminary assessment of activity of the combination will be assessed. With appropriate results, Array has the option to advance the combination into expansion cohorts of patients with metastatic melanoma or advanced non-small cell lung cancer (NSCLC). Array expects to have data from the dose-escalation portion of the study in 2017.

Results from a prior Phase 1 study designed to assess the safety, pharmacokinetics and pharmacodynamics of ARRY-382 for treating patients with cancer have been presented and a dose and schedule that demonstrates target engagement based on multiple pharmacodynamic biomarkers was identified for further study. ARRY-382 is an investigational new drug and is not currently approved for any use in any country.

ARRY-797 (ARRY-371797)
Phase 2 trial in patients with LMNA A/C-related dilated cardiomyopathy (LMNA-related DCM)
In August 2016, Array announced results from a Phase 2 study of ARRY-797, an oral, selective p38 mitogen-activated protein kinase inhibitor, in patients with LMNA-related DCM, a rare, degenerative cardiovascular disease caused by mutations in the LMNA gene and characterized by poor prognosis. The trial results were presented at the European Society of Cardiology Congress 2016. The results demonstrated an absolute mean change from baseline of 69 meters on the six-minute walk test (6MWT) at week 12, the study's primary endpoint (baseline 6MWT ranged from 246 to 412 meters). This magnitude of improvement exceeded historical benchmarks for 6MWT that have served as the basis for recent approvals of other drugs in other rare diseases. ARRY-797 administration also resulted in sustained improvements in N-terminal pro-brain natriuretic peptide (NT-proBNP), functional capacity and cardiac function through 48 weeks in LMNA-related DCM patients. Patients who rolled over to a continuing treatment protocol maintained improvements in the 6MWT and NT-proBNP levels through 72 weeks of treatment. Other secondary endpoints measured including echocardiographic measures of left and right ventricular function and patient-reported outcomes using the Kansas City Cardiomyopathy Questionnaire (KCCQ), and both mirrored the improvements seen with the 6MWT. ARRY-797 was well tolerated with most patients experiencing mild to moderate adverse events, including stomatitis, acne and upper respiratory tract infection.

Taken together, the data to date suggest a path forward for this program, and Array has met with regulators to discuss the design of a study that could be the basis for marketing approval. Array is evaluating different options to advance the ARRY-797 program, including advancing it on its own, partnering the program for further development and commercialization or creating a separate company based on this asset.

LMNA-related DCM is estimated to occur in about 6,000 – 10,000 patients in the US. The number of patients currently identified with a molecular diagnosis is likely to be less than this estimate because of underutilization of genetic testing. Patients with LMNA-related DCM typically begin experiencing symptoms in their twenties or thirties and by age 45, nearly 70 percent of patients have had a heart transplant, have experienced a major cardiac event or have died. By comparison, only 25 percent of DCM patients who do not have LMNA mutations experience similar events by age 45. Currently, there are no disease-specific treatments approved for LMNA-related DCM. ARRY-797 is an investigational new drug and is not currently approved for any use in any country.

FINANCIAL HIGHLIGHTS
Raised $132.25 million in public offering
Array completed an underwritten public offering of 21,160,000 shares of its common stock at a price of $6.25 per share on October 3, 2016. The total gross proceeds from the offering are $132.25 million, before underwriting discounts and commissions and offering expenses.

First Quarter of Fiscal 2017 Compared to Fourth Quarter of Fiscal 2016 (Sequential Quarters Comparison)

  Revenue for the first quarter of fiscal 2017 was $39.3 million, compared to $43.2 million for the prior sequential quarter, mainly driven by reduced Novartis reimbursed activity.
  Cost of partnered programs for the first quarter of fiscal 2017 was $8.8 million, compared to $5.4 million for the prior quarter. The increase in cost of partnered programs was primarily due to the initiation of the BEACON CRC trial.
  Research and development expense was $46.6 million, compared to $49.5 million in the prior quarter. The slight decrease in research and development expense is primarily related to the ongoing transition of binimetinib and encorafenib trials from Novartis to Array.
  Net loss for the first quarter was $28.6 million, or ($0.20) per share, and was $25.0 million, or ($0.17) per share in the prior quarter.

First Quarter of Fiscal 2017 Compared to First Quarter of Fiscal 2016 (Prior Year Comparison)

  Revenue for the first quarter of fiscal 2017 increased $23.1 million compared to the same quarter of fiscal 2016. The increase was primarily due to reimbursement revenue from Novartis.
  Cost of partnered programs increased $2.6 million compared to the first quarter of fiscal 2016. The increase was primarily due to the BEACON CRC trial.
  Research and development expense increased $25.6 million, compared to the first quarter of fiscal 2016. The increase was due to binimetinib and encorafenib expenses as we transitioned activity from the "Novartis Agreements."
  Net loss for the first quarter of fiscal 2017 was $28.6 million, or ($0.20) per share, and was $21.0 million, or ($0.15) per share, for the same quarter in fiscal 2016.

CONFERENCE CALL INFORMATION
Array will hold a conference call on Tuesday, November 1, 2016 at 9:00 a.m. Eastern Time to discuss these results and provide an update on the progress of its key clinical development programs. Ron Squarer, Chief Executive Officer, will lead the call.

Date:	Tuesday, November 1, 2016
Time:	9:00 a.m. Eastern Time
Toll-Free:	(844) 464-3927
Toll:	(765) 507-2598
Pass Code:	93600421

Webcast, including Replay and Conference Call Slides:
http://edge.media-server.com/m/p/8qcss7h2

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Five registration studies are currently advancing related to three cancer drugs. These programs include binimetinib (MEK162), encorafenib (LGX818) and selumetinib (AstraZeneca).

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the timing of the completion or initiation of further development of our wholly-owned and our partnered programs, including the timing of regulatory filings, expectations that events will occur that will result in greater value for Array, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs, our future capital requirements and the plans of our collaborators to progress and develop programs we have licensed to them, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially-viable drugs; risks relating to the regulatory approval process for our drug candidates, which may not result in approval for our drug candidates, cause delays in development or require that we expend more resources to obtain approval than expected; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of November 1, 2016. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

Array BioPharma Inc.
Condensed Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,
	2016	2015

Revenue
Reimbursement revenue - Novartis	$ 31,321	$ 9,623
Collaboration revenue	6,289	6,574
License and milestone revenue	1,661	-
Total revenue	39,271	16,197

Operating expenses
Cost of partnered programs	8,845	6,212
Research and development for proprietary programs	46,563	20,998
General and administrative	7,862	7,358
Total operating expenses	63,270	34,568

Loss from operations	(23,999)	(18,371)

Other income (expense)
Impairment loss related to cost method investment	(1,500)	-
Interest income	70	40
Interest expense	(3,179)	(2,656)
Total other expense, net	(4,609)	(2,616)

Net loss	$ (28,608)	$ (20,987)

Net loss per share - basic	$ (0.20)	$ (0.15)
Net loss per share - diluted	$ (0.20)	$ (0.15)

Weighted average shares outstanding - basic	145,100	142,216
Weighted average shares outstanding - diluted	145,100	142,216

Summary Balance Sheet Data
(in thousands)
	September 30,	June 30,
	2016	2016

Cash, cash equivalents and marketable securities	$ 151,252	$ 149,840
Working capital	$ 93,806	$ 102,867
Total assets	$ 166,861	$ 168,900
Long-term debt, net	$ 115,353	$ 113,655
Stockholders' equity	$ (52,124)	$ (37,932)

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